FOURTH AMENDMENT TO THE
THIRD AMENDED AND RESTATED WESTWOOD HOLDINGS GROUP, INC.
STOCK INCENTIVE PLAN

THIS FOURTH AMENDMENT (the “Fourth Amendment”) to the Third Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan, as amended from time to time (the “Plan”), is made by Westwood Holdings Group, Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based and cash incentive awards to certain employees, consultants and non-employee directors of the Company or any of its parents or subsidiaries;

WHEREAS, Section 17 of the Plan provides that the Company’s board of directors (the “Board”) may amend the Plan from time to time without approval of the stockholders of the Company, except where approval of the stockholders is required by any applicable law, regulation or rule;

WHEREAS, the Board now desires to amend the Plan to make certain clarifying and non-material revisions which, in all cases, do not require the approval of the stockholders of the Company pursuant to any applicable law, regulation or rule; and

WHEREAS, the Board has determined that the Fourth Amendment shall be made effective as of the date of the Company’s 2016 annual meeting (the “Effective Date”).

NOW, THEREFORE, subject to the condition described in the preceding clause, the Plan shall be amended as of the Effective Date as set forth below:

1.    Section 2.1(hh) of the Plan is hereby deleted and replaced in its entirety with the following:

“Performance Measure” means, with respect to any Annual Incentive Award or Performance-Based Award, one or more of the following business criteria established by the Board or the Committee to measure the level of performance of the Company during the Performance Cycle or applicable performance period(s), which (to the extent applicable) can be determined on a consolidated basis and/or for specified Subsidiaries or business or geographical units or divisions of the Company or any of its Subsidiaries: (i) net earnings or net income (before or after taxes, depreciation and amortization); (ii) cash earnings; (iii) earnings per share; (iv) net sales or revenue growth; (v) net operating income; (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment (discounted or otherwise)); (viii) operating income before interest, taxes, depreciation and amortization; (ix) return on stockholders’ equity; (x) operating margins or operating expenses; (xi) value of the Company’s stock or total return to stockholders; (xii) value of an investment in the Company’s stock assuming the reinvestment of dividends; (xiii) assets under management; (xiv) performance of one or more of our investment products on an absolute basis or relative to a benchmark or peer group; (xv) adjusted pre-tax income; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology and goals relating to acquisitions, divestitures, joint ventures and similar transactions and budget comparisons; (xviii) personal professional objectives, consisting of one or more objectives based on the implementation of plans and policies, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations and the completion of other corporation transactions; and/or (xix) a combination of any or all of the foregoing criteria; provided, however, that the Board or the Committee may provide that any of the foregoing business criteria shall be adjusted, in a manner that complies with Treas. Reg. § 1.162-27(e)(2)(iii), to reflect the impact of one or more of the following: taxes, depreciation, amortization, compensation, start-up, non-recurring, mergers and acquisitions, lift outs and/or other similar items of income or expense.

2.     The following sentence is added to the end of Section 4.1 of the Plan:

Subject to adjustment as provided in Section 4.2 of the Plan, the maximum number of shares of Stock that may be settled in respect of a Performance-Based Award under the Plan in a single calendar year to any Participant is 316,033 shares. The maximum amount of cash payable in respect of a Performance-Based Award under the Plan in a single calendar year to any Participant is $5,000,000.

3.    Section 12.1 of the Plan is hereby deleted and replaced in its entirety with the following:

Performance-Based Awards. Notwithstanding anything to the contrary contained herein, the Board or the Committee may designate any of the Awards available under the Plan (including but not limited to Options, Restricted Stock, Annual Incentive Awards and Discretionary Bonus Awards) as conditioned on the achievement of specified Performance Measures (each such Award a “Performance-Based Award”). The grant, exercise, vesting or settlement of Performance-Based Awards may be conditioned on the achievement of specified Performance Goals, including in such a manner as to enable a Performance-Based Award to qualify for and comply with the requirements of Section 162(m) of the Code. The Performance Cycle or performance period(s) applicable to a Performance-Based Award shall be any period of time determined by the Board or the Committee.

RESOLVED FURTHER, that except as expressly modified by the Fourth Amendment, the terms of the Plan shall remain in full force and effect and are hereby confirmed and ratified.

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